Exhibit 99.1

NEWS FROM:

GRIFFIN INDUSTRIAL REALTY, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@griffinindustrial.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@griffinindustrial.com

GRIFFIN ANNOUNCES FISCAL 2020 THIRD QUARTER LEASING AND UPDATE ON RENT COLLECTION

NEW YORK, NEW YORK (September 17, 2020) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced the following updates on leasing and the impact of the COVID-19 pandemic on rent collections:

Leasing

Griffin reported the following for its industrial/warehouse portfolio for the three months ended August 31, 2020 (the “2020 third quarter”):

	Number of Leases[1]	Square Feet	Weighted Avg. Lease Term in Years	Weighted Avg. Lease Costs PSF per Year[2]	Weighted Avg. Rent Growth[3]
					Straight-line Basis	Cash Basis
New Leases	-	-	-	-	-	-
Renewals	3	83,000	6.1	$0.51	16.5%	3.6%
Total / Avg.	3	83,000	6.1	$0.64	16.5%	3.6%

1 Excludes leases with an initial term of twelve months or less.

2 Weighted average lease costs per square foot per year reflects total lease costs (tenant improvements and leasing commissions) per square foot per year of the lease term.

3 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods. The change in rental rate calculations excludes leases for first generation space on properties acquired or developed by Griffin.

Griffin’s industrial/warehouse portfolio’s percentage leased was as follows:

	Aug. 31, 2020	May 31, 2020	Feb. 29, 2020
Percentage Leased	94.3%	94.3%	94.9%
Percentage Leased – Stabilized Properties[4]	99.7%	99.7%	99.1%

Approximately 79,000 square feet of the 83,000 square feet renewed this quarter was in Griffin’s New England Tradeport industrial park in Windsor and East Granby, Connecticut. One of these leases was an early 10-year, 5-month extension of 40,000 square feet leased as production and distribution space to a large quick service restaurant chain and the other was an early 2-year extension of 39,000 square feet of distribution space leased to one of the largest e-commerce providers of home furnishings. The third renewal was for a 3-year extension of a smaller tenant in 170 Sunport Lane, an approximately 68,000 square foot industrial/warehouse building in Orlando, Florida that Griffin acquired mostly vacant in the fiscal 2020 second quarter. As of August 31, 2020, Griffin’s thirty industrial/warehouse buildings aggregated approximately 4,206,000 square feet and represented 91% of Griffin’s total real estate portfolio.

For Griffin’s office/flex portfolio, one lease was extended for a term of 5 years and 1 month, in exchange for the tenant’s reduction in premises from approximately 4,500 square feet to approximately 2,200 square feet. Griffin’s twelve office/flex buildings, which aggregate approximately 433,000 square feet and represent 9% of Griffin’s total real estate portfolio, were 64.7% leased as of August 31, 2020, as compared to 65.2% leased as of May 31, 2020.

Griffin’s total real estate portfolio of approximately 4,639,000 square feet was 91.5% leased as of August 31, 2020 (96.2% leased excluding 160 and 180 International Drive and 170 Sunport Lane), as compared to a portfolio of 4,639,000 square feet that was 91.6% leased as of May 31, 2020.

Rent Collections/COVID-19 Impact

COVID-19 has not had a material impact on Griffin’s rent collection during the 2020 third quarter and as of the date of this press release. Griffin collected 99.9% of rent in each of June, July and August, inclusive of rent relief. Griffin entered into agreements with two tenants that granted rent relief aggregating approximately 0.5% of Griffin’s anticipated total annual rental revenue for fiscal year 2020. The much larger of these two tenants is a subsidiary of a Fortune 500 company and the rent relief was granted as part of an early 5-year renewal of that tenant’s lease that was executed subsequent to August 31, 2020. Griffin has not received any new requests for rent relief subsequent to April 30, 2020 and no previous requests remain outstanding.

About Griffin

4 Stabilized properties reflect buildings that have reached 90% leased or have been in-service for at least one year since development completion or acquisition date, whichever is earlier. Stabilized properties exclude 160 and 180 International Drive in the Charlotte, North Carolina area that were completed in the 2019 fourth quarter and were 37.1% leased as of August 31, 2020 and 170 Sunport Lane, which was acquired in the 2020 second quarter and was 25.9% leased as of August 31, 2020.

Griffin is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties. Griffin currently owns 42 buildings totaling approximately 4.6 million square feet (4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.